Exhibit 10.18

Fountain partners

50 California Street, Suite 3330

San Francisco, CA 94111

Phone 415 683-1442

Fax 415-276-4172

www.fountainpartners.com

December 16, 2010

Mr. Craig Klosterman

Chief Financial Officer

Five9, Inc.

7901 Stoneridge Drive, Suite 200

Pleasanton, CA 94588

Re: LEASE LINE LETTER AGREEMENT

Dear Mr. Klosterman,

This Lease Line Letter Agreement (“Agreement”) between Fountain Leasing 2010 LP (“Lessor”) and Five9, Inc. (“Lessee”), sets forth certain legally binding terms governing the leasing of Equipment under that certain Master Lease Agreement together with any lease Schedules as defined in the Master Lease Agreement numbered MLA-F2010-CA-001-01 between Lessor and Lessee of even date herewith, collectively referred to as (the “Lease”). This Agreement must be read in conjunction with the Lease and any conflict between the Lease and this Agreement shall be governed by the Lease. Capitalized terms used but not defined in this Agreement shall have the meanings given such terms in the Lease.

Equipment:	Servers, Audio Code Boards, Switches Storage and Software

Lease Line Amount:	Up to $3,400,000

Term:	36 Months

Lease Rate Factor:	3.20% per month

Security Deposit:	If Lessee requests application Software and/or Storage to be added to a lease schedule, Lessor shall require a security deposit of twenty percent (20.0%) of the total cost of the Equipment on such schedule if such Software exceeds five percent (5%) or such storage exceeds ten percent (10%) of the total cost of the Equipment on a single lease schedule. After Lessor has already leased Servers, Audio Code Boards and Switches totaling in aggregate more than $350,000, Lessee may request on a lease schedule Storage and Software up to fifteen percent (15%) of the total cost of all Equipment on such lease schedule, provided, however that such request may not contain Software totaling in aggregate more than five percent (5%) of the total cost of all Equipment on such lease schedule. As consideration for this and other terms contained herein Lessee promises to use its reasonable best efforts to submit a request to lease Equipment that has been or will be delivered to Lessee by December 30, 2010 with the related Lease Schedule having an Effective Date of December 30, 2010, provided that Lessor offers its Master Lease Agreement and formal Lease Line Agreement no later than December 21, 2010.

CONFIDENTIAL	Page 1 of 4

Draw Window:	Through March 31, 2012 unless extended by the parties.

Mechanics:	Lessee may offer Equipment to Lessor that has been ordered or delivered to Lessee provided that such Equipment has been delivered to Lessee no later than 90 days from the Effective Date of the Lease Schedule; that is the date that Lessor pays for Equipment and begins billing for rent on such Equipment.

Advance Rent:	First and any partial month’s payment are due at the beginning of each lease schedule.

End of Lease Options:	As defined in the Lease.

Minimum Schedule:	The minimum schedule size is $100,000. Lessor will continue to add purchased equipment to the then open lease schedule until the earlier of either the lease schedule totaling $100,000 or more or the end of the Draw Window. Any lease schedule less than $100,000 is subject to a processing fee equal to Nine Hundred and Fifty Dollars ($950).

Transaction Costs:	Lessee will reimburse Lessor for all reasonable out-of-pocket costs related to this transaction including UCC search, filing, insurance, and legal costs (if any). UCC search, filing and insurance are estimated at not to exceed $900 for every $1,000,000 lease schedule. Initial UCC search costs are expected to not exceed $250. Legal costs will not exceed $2,500 without Lessee’s prior written consent.

Documentation Fee:	A fee to cover the cost of documenting each lease schedule of $400 will apply for each lease schedule.

Financial Reporting:	As defined in the Lease.

Defaults under Lease:	If an Event of Default has occurred and is continuing under the Lease, Lessee may not make any additions to or provide any new lease schedules. If such Event of Default has been cured by Lessee within 30 days, Lessee and Lessor may agree that Lessee may resume making additions to and providing new lease schedules.

CONFIDENTIAL	Page 2 of 4

Cross Defaults:	Lessee shall disclose to Lessor, and continue to keep Lessor informed for so long as amounts are owed to Lessor, the terms of any events of default and remedies thereof. Default for non-payment on any debt whose future minimum payments exceed $500,000 shall constitute an event of default on the Lease. A default for something other than payment on any debt whose future minimum payments exceed $500,000 shall constitute an event of default on the Lease except that no remedies will be exercised by Lessor without first providing Lessee the lesser of 90 days or the number of days allowed by the subject creditor for the Lessee to cure such default. Lessor shall not be required to fund new leases during any time in which Lessee has defaulted on any obligation whose future minimum payments exceed $500,000.

Unused Line Fee:	A good faith deposit of One Percent (1.0%) of the Lease Line Amount is required. $7,500 has been received by Lessor. Should Lessor not move forward with the transaction substantially as summarized in this letter by December 21, 2010, this Unused Line Fee less the greater of any Transaction Costs incurred with prior approval by Lessee will be immediately refunded to Lessee. Should Lessee decide not to move forward with this transaction substantially as summarized in this letter, the Unused Line Fee will be retained and deemed earned by the Lessor. Should Lessor and Lessee agree to move forward with the proposed equipment lease, the Unused Line Fee shall be applied ratably to the first lease payment of each lease schedule. The outstanding $26,500 balance due on the Unused Line Fee will be payable upon execution of the Master Lease Agreement but in no event later than December 30, 2010. Any portion of Unused Line Fee not applied to any lease payment by the end of the Draw Window shall be deemed earned by Lessor at that time. Any Unused Line Fee not previously applied to a lease payment shall be deemed earned by Lessor in the event of a default for non-payment by Lessee of any lease payment beyond any applicable grace periods.

Signature page follows

CONFIDENTIAL	Page 3 of 4

AGREED TO AND ACCEPTED BY:

Five9, Inc.

/s/ Craig Klosterman
Signature
By: Craig Klosterman
Title: CFO
Date: 12/22/10

Fountain leasing 2010 LP

By: Fountain Leasing, LLC its general partner

/s/ H. Thomas Carter
Signature
By: H. Thomas Carter
Title: Manager
Date:

12/27/10

CONFIDENTIAL	Page 4 of 4

Fountain Leasing 2010 LP	Master Lease Number MLA-F2010-CA-001-01 Fountain Leasing 2010 LP — (“Lessor”) 50 California Street, Suite 3330, San Francisco, California 94111 415-683-1442 FAX: 415-276-4172

Lessee: Five9, Inc. (“Lessee”)

Address: 7901 Stoneridge Drive Pleasanton, CA 94588

This is a MASTER LEASE AGREEMENT (herein called “Lease”). Lessor hereby agrees to lease to Lessee, and Lessee hereby agrees to lease from Lessor, the items of tangible and/or intangible property (collectively called “Equipment” and individually called “Item”) described on any Lease Schedule(s) (“Schedule”) now or in the future annexed hereto and made a part hereof, subject to the terms and conditions set forth herein. Each Schedule annexed hereto incorporates the terms of this Lease and is independent and enforceable as a separate transaction.

1. QUIET ENJOYMENT. So long as no Event of Default (as defined below) shall have occurred and be continuing, , Lessor shall not disturb Lessee’s quiet enjoyment of the Equipment, subject to the terms and conditions of this Lease.

2. NO WARRANTIES AND UNIFORM COMMERCIAL CODE ACKNOWLEDGMENT. Lessee acknowledges that Lessor is not the manufacturer, vendor, developer, distributor, publisher or licensor (for purposes of this Lease, all of which are called “Manufacturer,” both collectively and individually) of the Equipment. Lessee further acknowledges and agrees that LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, FITNESS FOR ANY PURPOSE, CONDITION, DESIGN, CAPACITY, SUITABILITY OR PERFORMANCE OF ANY OF THE EQUIPMENT, OR ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT THERETO, IT BEING AGREED THAT, AS BETWEEN LESSEE AND LESSOR, THE EQUIPMENT IS LEASED “AS IS.” LESSEE FURTHER REPRESENTS THAT ALL ITEMS OF EQUIPMENT ARE OF A SIZE, DESIGN AND CAPACITY SELECTED BY IT, AND THAT IT IS SATISFIED THE SAME ARE SUITABLE FOR LESSEE’S PURPOSES. Lessor assigns to Lessee any and all Manufacturer warranties, to the extent assignable, for the term of the Lease. Lessor shall have no liability to Lessee or anyone claiming through Lessee for the breach of any such warranty or for any claim, loss, damage or expense of any kind or nature resulting, directly or indirectly, from the delivery, installation, use, operation, performance, or lack or inadequacy thereof, of any Item of Equipment. This Lease is a “Finance Lease” as defined in, and for the purpose only of, Division 10 of the California Commercial Code and not necessarily for any accounting or other purpose. Lessee acknowledges that Lessor has informed or advised Lessee, either previously or by this Lease, of the following: (i) the identity of the “Supplier,” unless Lessee has selected the Supplier, (ii) that Lessee may have rights under the “Supply Contract” and (iii) that Lessee may contact the Supplier for a description of any such rights. (The terms “Finance Lease,” “Supplier” and “Supply Contract” as used herein have the meanings ascribed to them under Division 10 of the California Commercial Code.)

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Initials: Lessee/Lessor

3. TERM. The “Commencement Date” for each Item shall be the day that the Item has been delivered to and is usable by Lessee as evidenced by an Acceptance Certificate duly executed by Lessee or, in the absence thereof, the Manufacturer’s delivery certification. The “Base Term” as indicated on any Schedule shall be the period beginning on the first day of the calendar quarter following the Final Commencement Date (“Final Commencement Date”) of the Schedule and continuing for the number of months specified on the Schedule. This Lease with respect to any Schedule may be terminated as of the last day of the Base Term by Lessee in accordance with Section 6. Any termination notice given by Lessee shall stipulate the End of Term Option (as defined below) elected to be exercised by Lessee. Lessor may terminate any Schedule and this Lease immediately, without prior notice, upon the occurrence of a change of control event, in which more than 50% of the outstanding stock or substantially all of the assets of the Lessee are sold to any entity except a Qualified Buyer as defined in Section 15 of this agreement. In the event of a termination due to Lessee change of control to an entity other than a Qualified Buyer, any outstanding balances owed at that time along with all remaining lease payments and the Purchase Option Amount as defined in each Schedule shall be due in full within 30 days of the date of such a change of control event. The “Term” of each individual Schedule is hereby defined as the period beginning on the first Commencement Date that occurs with respect to all Items subject to the Schedule and continuing through the Base Term and all Extension Terms (as defined below), if any. Each Schedule now or in the future annexed hereto shall be deemed to incorporate therein these specific terms and conditions and shall have an independent Term.

4. RENT. The monthly rent as shown on each Schedule for the Base Term shall be due and payable by Lessee in the amount of the monthly rent multiplied by the number of months in the billing cycle indicated on the respective Schedule (one month in a monthly billing cycle, three in a quarterly cycle, six in a biannual cycle, etc.) on the first day of the Base Term and on the first day of each billing cycle thereafter, for the remainder of the Term. For Items having a Commencement Date prior to the first day of the Base Term, rent shall be due on a pro rata basis only in the amount of one-thirtieth of the Item’s proportional monthly rent for each day from the Item’s Commencement Date until, but not including, the first day of the Base Term and, together with any advance rent or security deposit (which shall be non-interest bearing) specified on a Schedule, shall be payable by Lessee five days after receipt of invoice from Lessor. If any rental or other amounts payable hereunder are not paid within five business days of their due date then Lessee shall pay to Lessor upon demand “Delinquency Charges” which shall equal interest compounded monthly at the rate of eighteen percent per annum (or the highest rate allowable by law, whichever is less) on the delinquent balance from the date due until the date paid, plus a monthly administrative fee of five percent of the cumulative delinquent balance to offset Lessor’s collection and accounting costs. Any deposit paid by Lessee to Lessor shall be refundable if the Schedule is not accepted by Lessor. THIS IS A NET LEASE AND LESSEE’S OBLIGATION TO PAY ALL RENTAL CHARGES AND OTHER AMOUNTS DUE HEREUNDER SHALL BE ABSOLUTE AND UNCONDITIONAL UNDER ALL CIRCUMSTANCES AND SHALL NOT BE SUBJECT TO ANY ABATEMENT, DEFENSE, COUNTERCLAIM, SETOFF, RECOUPMENT OR REDUCTION FOR ANY REASON WHATSOEVER EXCEPT AS OTHERWISE PROVIDED HEREIN, IT BEING THE EXPRESS INTENT OF LESSOR AND LESSEE THAT ALL RENTAL AND OTHER AMOUNTS PAYABLE BY LESSEE HEREUNDER SHALL BE AND CONTINUE TO BE PAYABLE AS PROVIDED HEREIN. LESSEE HEREBY WAIVES ALL RIGHTS IT MAY HAVE TO REJECT OR CANCEL THIS LEASE, TO REVOKE ACCEPTANCE OF ANY OF THE EQUIPMENT, AND/OR TO GRANT A SECURITY INTEREST IN ANY OF THE EQUIPMENT FOR ANY REASON EXCEPT AS PERMITTED HEREIN.

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Initials: Lessee/Lessor

5. USE, MAINTENANCE AND LOCATION. Lessee at its own expense shall properly use the Equipment, keep the Equipment in good working order, repair and condition, comply with all Manufacturer’s instructions as to use and operation, and comply with all applicable laws, rules, regulations or orders of any governmental agency with respect to the use, operation, maintenance, care, storage or location of the Equipment. During the Term, Lessee shall keep in force the standard maintenance agreement with the Manufacturer, or such other qualified party, including qualified self-maintenance by Lessee, as is reasonably acceptable to Lessor, that will ensure that: the Equipment is maintained to all current engineering specifications; all repairs, adjustments and replacements are properly made; and subject to Lessee’s commercially reasonable discretion all relevant upgrades, enhancements and changes that are available from time to time from the Manufacturer are made to the Equipment. Lessee shall provide Lessor with locations of all Equipment upon request to Lessee and shall not relocate the Equipment to different premises without Lessor’s prior written consent. Lessee shall pay all reasonable costs associated with the delivery, installation, use, and relocation of the Equipment. If Lessor requests, Lessee shall affix in a prominent place labels or tags to the Equipment stating that the Equipment is owned by Lessor. Lessor or Lessor’s agent may inspect the Equipment upon reasonable notice to Lessee throughout the lease term during any and all hours that Lessee has access to Equipment. If Lessee has not made payment within 10 days after payment is due, Lessor reserves the right to inspect Equipment at any time and Lessee shall be responsible for Lessor’s out of pocket travel expenses or the costs of the hired agent to inspect the Equipment on behalf of the Lessor.

6. END OF TERM OPTIONS. At the expiration of the Base Term of any Schedule, the Lessee may exercise any of the following options described below (the “End of Term Options”) by giving Lessor at least six months, but not more than twelve months, written notice prior to the expiration of the Base Term of the End of Term Option it elects: (i) purchase the Equipment subject to the applicable Schedule (the “Purchase Option”), (ii) extend or renew the Lease for the Equipment subject to the Schedule (the “Renewal Option”), or (iii) return the Equipment to the Lessor (the “Return Option”). If Lessee fails to elect any of the End of Term Options as required by this Section 6, then Lessor shall have the right at the end of the Base Term , in its sole discretion, to either cause Lessee to purchase the Equipment at “Fair Market Value” (as determined below) or to return the Equipment in accordance with the provisions of Section 6(c), and in either case, until Lessee has purchased the Equipment or complied with all of the requirements of Section 6(c), rent payment obligations on the Equipment will continue on a month-to-month basis at the monthly rent delineated on the Schedule (such rent to be calculated on a pro rata basis for any partial month). If Lessee elects to exercise a purchase or renewal option under any Schedule, or if Lessee elects to return Equipment under any Schedule, then Lessor, in its sole discretion, may require that all Schedules be similarly disposed of.

a. PURCHASE OPTION. Lessee may purchase all but not less than all of the Equipment subject to any Schedule, provided that no Event of Default (as defined below) shall have occurred and be continuing, t and upon proper written notification to Lessor, as of the expiration of the Base Term of said Schedule. In the event Lessee notifies Lessor it elects to

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purchase the Equipment, the purchase price shall be the greater of (x) the specified Purchase Option Amount for such Schedule (which will be quantified on each Schedule) or (y) the “Fair Market Value” of the Equipment. For the purpose of this Lease, “Fair Market Value” is defined as the total cost(s) it would take to replace the Equipment on an in-place, installed basis, including all current cost(s) and expense(s) for the purchase, assembly, installation, delivery, freight, consulting, training, site preparation and any other services that would be required to render such Equipment fully installed, ready and acceptable for use by an end user as of the termination of the Term, taking into account the then-current condition and age of the Equipment. If Lessor and Lessee cannot agree on a purchase price then the purchase price shall be determined by the average of two Senior Appraisers accredited by the American Society of Appraisers, one chosen by Lessor and one by Lessee, both using the definition of Fair Market Value hereunder in determining their purchase price, the cost of which shall be borne by Lessee.

b. RENEWAL OPTION. After the completion of the Base Term, and assuming no Event of Default (as defined below) shall have occurred and be continuing, the Lessee may also elect to extend and renew the Lease for the Equipment subject to any Schedule for an additional twelve (12) months by paying monthly rent equal to the amount defined in the Schedule or one tenth of the Fair Market Value of the Equipment if no renewal amount is defined in the Schedule. At the end of the Extension Term, Lessee may either exercise the Return Option as described in Section 6(c) or purchase the Equipment for Fair Market Value not to exceed Ten Percent (10%) of the original sum paid for the Equipment by Lessor.

c. RETURN OF EQUIPMENT. If the Equipment is to be returned upon termination of the Term with respect to any Schedule or if for any other reason, Lessee shall immediately discontinue all use of the Equipment and at its own cost, de-install, pack and ship the Equipment to a location or locations as instructed by Lessor. In the case of Equipment which is software, Lessee will also certify in a written form acceptable to Lessor that: (i) all tangible software has been delivered to Lessor; (ii) all tangible records and intangible software have been destroyed; (iii) Lessee has not retained the software in any form; (iv) Lessee will not use the software after termination; and (v) Lessee has not received from Manufacturer anything of value relating to or in exchange for Lessee’s use, rental or possession of the software during the duration of the Lease (including a trade-in, substitution or upgrade allowance). Upon return of the Equipment, Lessee shall take all actions necessary to ensure that the Equipment is in good working order, ordinary wear and tear excepted, and will be eligible for a standard Manufacturer Maintenance Contract if such a contract is offered by a Manufacturer or a third party and shall pay all fees, charges and expenses for maintenance certification or recertification by the Manufacturer or a third party in connection with the repairing and/or restoring of such Equipment as required to meet such standards. Lessee shall pay for any and all costs for repair or replacement of any damaged Equipment, subject to normal wear and tear. Until Lessee has complied with all of the requirements of this Section, rent payment obligations will continue on a month-to-month basis at the monthly rent delineated on the Schedule (such rent to be calculated on a pro rata basis for any partial month). Lessee shall allow Lessor to inspect, at Lessee’s cost, all of Lessee’s locations to ensure compliance hereunder. If Lessee fails to return any Equipment as required hereunder, then all of Lessee’s obligations under the Lease (including, without limitation, Lessee’s obligation to pay Rent for the Equipment at the rent then applicable under the Lease) shall continue in full force and effect until such Equipment shall have been returned in the condition required under the Lease. If requested by Lessor, Lessee shall store the Equipment at

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Initials: Lessee/Lessor

its place of business for up to 90 days prior to return, at Lessee’s risk and expense; provided, that no rental payments shall be charged for such period. If Lessee elects to return the Equipment, a restocking fee equal to five percent (5%) of the original cost of the Equipment will be due and payable on or before the first day of the month following the end of the term.

7. RESERVED.

8. TITLE; PERSONAL PROPERTY. Except as otherwise provided in this Lease or any Schedule, title to the Equipment shall remain in Lessor. Lessee shall at all times keep the Equipment free and clear of all liens, claims, levies, and legal processes, and shall at its expense protect and defend Lessor’s title and/or license rights in the Equipment. In the event any of the Equipment is software governed by a software license, Lessee shall keep said license current for the entire Term and, to the extent the license allows title to the software to pass to licensee, such title shall vest and remain in Lessor. Lessee acknowledges that the license to use the software is being provided by the Manufacturer solely because of payments made by Lessor and in consideration therefor Lessor has obtained Lessee’s interest in the License. Lessee hereby agrees and does hereby appoint Lessor or its assigns its true and lawful attorney-in-fact to prepare financing statements or other instruments necessary, and authorizes Lessor to cause this Lease or other instruments in Lessor’s determination to be filed or recorded at Lessee’s expense in order to protect Lessor’s interest in the Equipment, and grants Lessor the right to execute and deliver such instruments for and on behalf of Lessee. If requested by Lessor, then Lessee agrees to execute and deliver any such instruments and agrees to pay or reimburse Lessor for any searches, filings, recordings, inspections, fees, taxes or any other out-of-pocket costs incurred by Lessor as reasonably necessary to protect Lessor’s interest in the Equipment. Lessee also authorizes Lessor to insert on any Schedule and on related supplemental lease documentation information commonly determined after execution by Lessee such as: serial numbers and other Equipment identification data, Equipment locations, Commencement Dates, and Final Commencement Date. Lessee shall take all steps necessary to ensure that the Equipment is and remains personal property.

9. ALTERATIONS. Lessee shall make no alterations, modifications, attachments, improvements, enhancements, revisions or additions to any of the Equipment that degrades the quality or usability of the Equipment (collectively called “Alterations”), without Lessor’s prior written consent, which shall not be unreasonably withheld. All Alterations that are made shall become part of the Equipment and shall be the property of Lessor. Equipment which is software shall include all updates, revisions, upgrades, new versions, enhancements, modifications, derivative works, maintenance fixes, translations, adaptations and copies of the foregoing or of the original version of the software whether obtained from the Manufacturer or from any source whatsoever, and references in this Lease to software will be interpreted as references to any and all of the foregoing.

10. TAXES. Lessee shall pay all fees, assessments and taxes (except for income taxes based solely on Lessor’s net income assessed by the U.S. Internal Revenue Service and/or any State of the United States of America), including but not limited to, sales, use, property, excise, intangibles, single business, stamp, documentary and any other costs imposed by any taxing authority, with respect to the use, delivery, rental/lease, possession, purchase, ownership or sale of the Equipment and shall at its own cost and expense keep the Equipment free and clear

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Initials: Lessee/Lessor

of all levies, liens or encumbrances arising therefrom. Lessee shall file all required personal property tax returns relating to the Equipment. In the event Lessor files appropriate property tax returns or other reports, Lessee shall upon demand immediately reimburse Lessor for all taxes paid by Lessor, plus processing costs.

11. LOSS OR DAMAGE. Unless caused by the negligence of Lessor, Lessee shall bear the entire risk of loss, damage, theft, destruction, confiscation, requisition, inoperability, erasure or incapacity, for or from any cause whatsoever, of any or all Items during the period the Equipment is in transit to or from, or in the possession of, Lessee (“Event of Loss”) and shall hold Lessor harmless against same. Within five (5) business days from its discovery, Lessee shall fully inform Lessor of an Event of Loss. Except as provided herein, no Event of Loss shall relieve Lessee of any obligation hereunder, and all Schedules shall remain in full force and effect without any abatement or interruption of rent. In an Event of Loss, Lessee at its option (provided no Event of Default (as defined below) shall have occurred and be continuing hereunder), shall: (a) continue to timely make all rental payments and pay all other amounts due under the Lease and, within a commercially expedient time frame, place the Equipment in good working order, repair and condition, or replace the affected Equipment with identical equipment with documentation creating clear title thereto in Lessor; or (b) terminate the Lease with respect to the affected Schedule by paying to Lessor within thirty days the “Casualty Value” which is defined as the sum of: (i) the present value of the unpaid balance of the aggregate rent reserved under the related Schedule calculated using a discount rate of the then-current 1 year U.S. Treasury Rate, plus (ii) all accrued but unpaid rentals, taxes, Delinquency Charges, penalties, interest and all or any other sums then due and owing under the related Schedule, plus (iii) the amount of any applicable end of Term purchase option or other end of Term payment or, in the absence thereof, the Fair Market Value of the Equipment.

12. INSURANCE. Lessee, at its expense, shall provide and maintain in full force and effect at all times that this Lease is in force such casualty, property damage, comprehensive public liability and other insurance in sufficient amounts to satisfy all future minimum amounts required in the lease schedule with such companies as shall be satisfactory to Lessor. All such insurance shall provide that it may not be canceled or materially altered without at least thirty days prior written notice to Lessor, shall name Lessor as additional insured and loss payee, and shall not be rescinded, impaired or invalidated by any act or neglect of Lessee unless replaced with insurance meeting the requirements of this Agreement.

13. INDEMNITY. Lessee shall indemnify, defend, protect, save and hold harmless Lessor, its employees, officers, directors, agents, assigns and successors (the “Indemnified Parties”) from and against any and all claims, actions, costs, expenses (including reasonable attorneys’ fees and expenses), damages (including any interruption of service, loss of business or other consequential damages), liabilities, penalties, losses, obligations, injuries, demands and liens (including any of the foregoing arising or imposed under the doctrines of “strict liability” or “product liability”) of any kind or nature arising out of, connected with, relating to or resulting from the manufacture, purchase, sale, lease, ownership, installation, location, maintenance, operation, condition (including latent and other defects, whether or not discoverable), selection, delivery, return, or any accident in connection therewith, of any Item or Items of Equipment, or by operation of law (including any claim for patent, trademark or copyright infringement), regardless of where, how or by whom operated (the “Claims”). The foregoing indemnification obligation of Lessee shall not apply to any Claims resulting from the gross negligence or willful misconduct of any Indemnified Party. The provisions of this paragraph shall survive termination or expiration of this Lease.

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Initials: Lessee/Lessor

14. AUTHORITY OF LESSEE TO ENTER LEASE. With respect to this Lease and each Schedule now or in the future annexed hereto, Lessee hereby represents, warrants and covenants that: (i) the execution, delivery and performance thereof have been duly authorized by Lessee; (ii) the individuals executing such have been duly authorized to do so; (iii) the execution and/or performance thereof will not result in any default under, or breach of, any judgment, order, law or regulation applicable to Lessee, or of any provision of Lessee’s certificate of incorporation, bylaws, or any agreement to which Lessee is a party; and (iv) all financial statements and other information submitted by Lessee herewith or at any other time are true and correct without any intentionally misleading omissions.

15. ASSIGNMENT. Lessee hereby agrees and acknowledges that Lessor may without notice to Lessee, assign all or any part of Lessor’s rights, title and interest in and to this Lease, any Schedule, the Equipment and any of the rentals or other sums payable hereunder, to any assignee (“Assignee”) provided any such assignment shall be made subject to the rights of Lessee herein. Lessee hereby acknowledges that any such assignment does not change the duties of, nor the burden of risk imposed on the Lessee and that Lessee shall not look to Assignee to perform any of Lessor’s obligations hereunder and shall not assert against Assignee any defense, counterclaim or setoff it may have against Lessor. Lessee agrees that after receipt of written notice from Lessor of any such assignment Lessee shall pay, if directed by Lessor, any assigned rental and other sums payable hereunder directly to Assignee and will execute and deliver to Assignee such documents as Assignee may reasonably request in order to confirm the interest of Assignee in this Lease. WITHOUT LESSOR’S PRIOR WRITTEN CONSENT, WHICH SHALL NOT BE UNREASONABLY WITHHELD, LESSEE SHALL NOT ASSIGN, TRANSFER, ENCUMBER, SUBLET OR SELL THIS LEASE, ANY SCHEDULE, ANY OF THE EQUIPMENT, OR ANY OF ITS INTEREST THEREIN, IN ANY FORM OR MANNER; PROVIDED, HOWEVER THE LESSEE MAY ASSIGN THIS LEASE, SCHEDULES, AND ITS INTEREST THEREIN TO ANY QUALIFIED BUYER ACQUIRING ALL OR SUBSTANTIALLY ALL THE ASSETS OR VOTING SECURITIES OF LESSEE. For the purpose of this agreement, a “Qualified Buyer” is defined as an entity with at least $20 million in tangible net equity as reported within three (3) months of the date of a definitive agreement in which more than 50% of the outstanding stock or substantially all of the assets of the Lessee are sold and at least $20 million in revenue for the trailing 12 month period prior to the same. Revenue shall be measured according to Generally Accepted Accounting Principles.

16. FURTHER ASSURANCES; FINANCIAL REPORTING. Upon Lessor’s request, Lessee, promptly and at its expense, shall execute and/or deliver such documents, instruments and/or assurances, and shall take such further action, as Lessor deems prudent in order to establish and/or protect the rights, interests and remedies of Lessor, and for the confirmation, assignment and/or perfection of this Lease and any Schedule hereto, and for the assurance of performance of Lessee’s obligations hereunder; such as (but not limited to): a secretary’s certificate certifying the authority of the person(s) signing, and/or the resolutions authorizing, this Lease and/or any Schedule; delivery and/or acceptance certificates; insurance certificates; an opinion of Lessee’s counsel if applicable; financial and other credit information

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as reasonably requested by Lessor; intercreditor agreements and subordinations if applicable; and a landlord/mortgagee waiver of rights and interests in the Equipment. If Lessee fails to complete when due any such requested item, Lessor, in its sole discretion and notwithstanding the provisions of Section 3, may elect to delay the Final Commencement Date of the affected Schedule until any or all such requested items are completed. Until duly executed by an authorized officer of Lessor, Lessee agrees that this Lease and any Schedule executed by Lessee shall constitute an offer by Lessee to enter into the Lease with Lessor. So long as there are amounts due Lessor under this Lease, Lessee will provide Lessor with (i) unaudited financial statements no less frequently then quarterly basis and no less promptly than 50 days following the end of the quarter, (ii) audited financial statements within 270 days after the end of each fiscal year of Lessee and draft versions of the same within 15 days after Lessee receives such draft statements from auditor, and (iii) at Lessor’s request, twelve (12) month forward-looking cash operating plans on annual basis or as reasonably requested by Lessor if Lessee has updated such plans . Lessor reserves the right to request detailed schedules of assets and liabilities and Lessee shall comply reasonably to such requests. At the request of Lessor, Lessee will schedule occasional telephone calls with Lessor to update Lessor on the progress of Lessee’s business; such calls may be quarterly in frequency and/or made in response to follow on equipment financing requests. Lessee shall provide, and keep on file with Lessor at all times, current copies of (x) all agreements, documents or instruments evidencing indebtedness of any kind whose future minimum payments are in excess of $500,000 owed to any individual or entity other than Lessor that are entered into after the effective date of this Lease, (y) any other agreement, document or instrument pursuant to which such indebtedness was created, secured or guaranteed, and (z) any other agreement, document or instrument which imposes on Lessee a financial covenant of any kind (the agreements, documents and instruments described in clauses (x), (y) and (z), (the “Material Agreements”). Lessee shall promptly notify Lessor of any breach or waiver of any covenant contained in a Material Agreement and of any material adverse change in its financial condition.

17. DEFAULT. The occurrence of any of the following shall constitute an event of default hereunder (“Event of Default”): (a) Lessee fails to pay when due any installment of rent or any other amount due hereunder and such failure continues for a period of 10 days after such due date regardless of whether Lessor has provided written notice of such payment default to Lessee ); (b) any financial or other information or any other representation or warranty given to Lessor herein or in connection herewith, proves to be materially false or materially misleading; (c) Lessee assigns, transfers, encumbers, sublets or sells this Lease, any Schedule, any of the Equipment, or any of its interest therein, in any form or manner, without Lessor’s prior written consent, except as expressly permitted herein; (d) Lessee fails to observe or perform any other material covenant, condition or obligation to be observed or performed by it under this Lease and such failure continues for a period of 15 days after receipt of written notice thereof; (e) any transaction or series of transactions that results in an ownership change of 50 percent or more of the equity interests of Lessee of this Lease if the financial position of the Lessee is materially adversely effected after the completion of such transaction; (f) Lessee of this Lease consolidates with or merges into, or sells or leases 50 percent or more of its assets to any individual, corporation, or other entity if the overall value of the surviving entity is substantially less than the value of Lessee prior to the consolidation, merger, sale or lease; (g) Lessee ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its insolvency, files a voluntary petition in bankruptcy, is adjudicated bankrupt or insolvent, files

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a petition seeking for itself any reorganization, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation, or files an answer admitting the material allegations of a petition filed against it in any such proceedings, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of any substantial part of its assets, or if its shareholders take any action looking to its dissolution or liquidation; (h) within 60 days after the commencement of any proceeding against Lessee seeking reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within 60 days after the appointment without Lessee’s consent or acquiescence of any trustee, receiver or liquidator of it or of any substantial part of its assets, such appointment shall not be vacated; or (i) Lessee defaults under any of its obligations under any of its Material Agreements or any other agreements, documents or instruments evidencing indebtedness of Lessee of any kind, and such default, either in Lessor’s reasonable judgment materially affects Lessee’s ability to perform its obligations under this Lease or causes or permits the holder of any such indebtedness created thereunder to cause the same to be due prior to its stated maturity (whether or not such default is waived by the holder thereof).

18. REMEDIES. If an Event of Default shall occur, Lessor may, in addition to all available remedies it may have at law or in equity do any or all of the following: (a) to enforce performance by Lessee of the applicable covenants of this Lease and to recover damages for the breach thereof; (b) by written notice to Lessee, terminate this Lease and/or all or any Schedules hereto and Lessees rights hereunder and/or thereunder; (c) personally or by its agents enter the premises where any of the Equipment is located and take immediate possession of the Equipment without court order or other process of law, but in compliance with the law, and free from all claims by Lessee; (d) nullify any end of Term purchase or renewal option; and/or (e) recover as damages all unpaid amounts then due and owing including applicable late charges, plus accelerate and declare to be immediately due and payable the unpaid balance of the aggregate rent (discounted to present value using the then-current 1-year U.S. Treasury Rate) and other sums reserved hereunder plus the Purchase Option Amount as specified on each Schedule, without any presentment, demand, protest or further notice (all of which are expressly waived by Lessee). In the event Lessor repossesses any of the Equipment, Lessor may sell, lease or otherwise dispose of said Equipment in such manner, at such times, and upon such terms as Lessor may reasonably determine. If Lessor does repossess and sell the Equipment, the proceeds thereof shall be applied to: (i) all costs and expenses (including attorneys’ fees) of such disposition; (ii) the unpaid accrued rentals, taxes, fees, delinquency charges interest and all or any other sums due and owing; (iii) the unpaid accelerated rentals; and (iv) the Purchase Option Amount as specified on each Schedule. Any excess proceeds shall be remitted to Lessee. If Lessor re-leases the Equipment, the re-lease rentals received for the period through the end of the original Base Term of the Lease shall be first applied as described in (i), (ii), (iii) and (iv), above, with any excess to be remitted to the Lessee. The exercise of any of the foregoing remedies by Lessor shall not constitute a termination of the Lease or of any Schedule unless Lessor so notifies Lessee in writing. All remedies of Lessor shall be deemed cumulative and may be exercised concurrently or separately. The waiver by Lessor of any breach of any obligation of Lessee shall not be deemed a waiver of a breach of any other obligation or of any future breach of the same obligation. The subsequent acceptance of rental payments hereunder by Lessor shall not be deemed a waiver of any prior or existing breach by Lessee regardless of Lessor’s knowledge of such breach. If any Schedule is deemed at any time to be a lease intended as security, Lessee

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grants Lessor a security interest in the Equipment to secure its obligations under this Lease and all other indebtedness at any time owing by Lessee to Lessor. Lessee agrees that upon the occurrence of an Event of Default, in addition to all of the other rights and remedies available to Lessor hereunder, Lessor shall have all of the rights and remedies of a secured party under the Uniform Commercial Code. Notwithstanding the foregoing, (a) if an Event of Default has occurred as a result of a default under any agreements, documents or instruments evidencing indebtedness of any kind whose future minimum payments are in excess of $500,000 owed to any individual or entity other than Lessor that are entered into after the effective date of this Lease (other than a payment default), Lessor agrees not to exercise any remedies provided in this Section 18 until the earlier of 90 days or the number of days allowed by the subject creditor for the Lessee to cure such default (the “Material Contract Grace Period”) and (b) if any other Event of Default has occurred and is continuing, Lessor agrees not to exercise any remedies provided in this Section 18 unless such Event of Default is continuing for at least 30 days (the “Other Grace Period”). Lessee may not make any additions to or provide any new lease schedules during any Material Contract Grace Period or Other Grace Period. If any such Event of Default has been cured by Lessee within the Material Contract Grace Period or other Grace Period, as applicable, Lessee and Lessor may agree that Lessee may resume making additions to and providing new lease schedules upon such cure. Lessor shall not be required to fund new leases during any Material Contract Grace Period or other Grace Period.

19. PERFORMANCE OF LESSEE’S OBLIGATIONS BY LESSOR. If Lessee fails to perform any of its obligations hereunder, Lessor shall have the right upon notice to Lessee, but shall not be obligated, to perform the same for the account of Lessee without thereby waiving Lessee’s default. Any amount paid and any expense, penalty or other liability incurred by Lessor in such performance shall become due and payable by Lessee to Lessor upon demand.

20. PURCHASE AGREEMENTS. In the event any of the Equipment is subject to any acquisition or purchase agreement (“Acquisition Agreement”) between Lessee and the Manufacturer, then Lessee, as part of this Lease when approved by Lessor, transfers and assigns to Lessor any and all of Lessee’s rights, title and interest (excepting that which is inherent to or granted by this Lease), but none of its obligations (except Lessee’s obligation to pay for the Equipment, which Lessor shall do after Lessee’s acceptance of the Equipment, provided all documentation required by Lessor has been completed and that Lessor’s approval remains valid), in and to the Acquisition Agreement(s) and the subject Equipment. IN THE EVENT LESSEE ISSUES A PURCHASE ORDER TO LESSOR WITH RESPECT TO THIS LEASE, ANY SCHEDULE, OR ANY OF THE EQUIPMENT, IT IS AGREED THAT ANY SUCH PURCHASE ORDER IS FOR LESSEE’S INTERNAL PURPOSES ONLY AND THAT NONE OF ITS TERMS AND CONDITIONS SHALL MODIFY THIS LEASE OR ANY RELATED DOCUMENTATION, OR AFFECT EITHER PARTIES’ RESPONSIBILITIES AS SET FORTH IN THIS LEASE.

21. NOTICES. All notices hereunder shall be in writing and shall be given by personal delivery or sent by certified mail, return receipt requested, or reputable overnight courier service, postage/expense prepaid, to the address of the other party as set forth herein or to any later address last known to the sender. All notices to Lessor must be executed by an authorized officer of Lessee to be effective. Notice shall be effective upon signed receipt or other evidence of delivery.

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22. APPLICABLE LAW / ARBITRATION. The parties agree that any action brought to enforce any of the terms, or to recover for any breach, whether based in tort, contract or otherwise, relating to or arising out of this Lease (collectively, “Lease Disputes”) will be submitted to the San Francisco County, California, office of JAMS/Endispute LLC (“JAMS”), for a trial of all issues of law and fact conducted by a retired judge or justice from the panel of JAMS, appointed pursuant to a general reference under California Code of Civil Procedure, Section 638(1) (or any amendment, addition or successor section thereto) unless Lessor or its assignee selects an alternative forum. If the parties are unable to agree on a member of the JAMS panel, then one shall be appointed by the presiding Judge of the California Superior court for the County of San Francisco. In the event that JAMS in the County of San Francisco ceases to exist, then the parties agree that all Lease Disputes will be filed and conducted in the appropriate court having jurisdiction in the County of San Mateo, unless Lessor or its assignee selects an alternative forum. Lessee agrees to submit to the personal jurisdiction of the appropriate California Court for all Lease Disputes. Lessee waives its rights to a jury trial in any action arising out of or relating to this Lease. The prevailing party in any Lease Disputes is entitled to recover from the other party reasonable attorneys’ fees, expenses and costs, including all JAMS related costs and costs of collection (including judgment enforcement and collection costs). This Lease has been entered into and shall be performed in California and, therefore, this Lease shall be construed in accordance with and shall be governed by, the internal substantive laws of the State of California (exclusive of principles of conflict of laws). TIME IS OF THE ESSENCE.

23. GENERAL; TRANSACTION COSTS; PAYMENTS. Neither this Lease nor any Schedule shall bind Lessor in any manner, and no obligation of Lessor shall arise, until the respective instrument is duly executed by an authorized officer of Lessor. If more than one Lessee is named in this Lease or there is a Guarantor of this Lease, the liability of each shall be joint and several. This Lease and each Schedule shall inure to the benefit of and be binding upon Lessor, Lessee and their respective successors except as expressly provided for herein. All representations, warranties, indemnities and covenants contained herein, or in any document now or at any other time delivered in connection herewith, which by their nature would continue beyond the termination or expiration of this Lease, shall continue in full force and effect and shall survive the termination or expiration of this Lease. Each party agrees to keep confidential and not to disclose to any third party, except as required by law or to enforce rights and remedies hereunder, any information designated as confidential by the other party. Lessee will reimburse Lessor for all reasonable costs related to this transaction, including search and UCC filing fees, recording fees, shipping costs, due diligence costs and appraisal fees (if applicable) and legal costs. Legal costs, if any, arising from the origination of this Lease shall not exceed $2,500 without prior approval in writing by Lessee. Lessee shall elect to make payments either by electronic transfer to Lessor’s bank account or by authorizing Lessor to collect payments by ACH debit of Lessee’s bank account. If Lessee fails to transfer payment to Lessor’s bank account within the time frame as set forth in Section 4 of this Lease and later makes or offers payment, lessee shall transfer any and all Delinquency Charge as set forth in Section 4 on that same day. Lessor will provide Lessee with and keep current its bank account information.

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SIGNATURE PAGE

Lessee: Five9, Inc.		Lessor: Fountain Leasing 2010 LP By: Fountain Leasing, LLC its general partner

Signature:	/s/ Craig Klosterman	Signature:	/s/ H. Thomas Carter
Name: Craig Klosterman		Name: H. Thomas Carter
Title: CFO		Title: Manager
Date Offered: December 16, 2010		Date Accepted: 12/27/10

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